Exhibit 99.1

RESERVOIR MEDIA ANNOUNCES FIRST QUARTER

FISCAL 2027 RESULTS

12% Top-Line Growth Driven by 6% Publishing and 35% Recorded Music Growth

August 4, 2026, New York — Reservoir Media, Inc. (NASDAQ: RSVR) (“Reservoir” or the “Company”), an award-winning independent music company, today announced financial results for the first quarter of fiscal 2027 ended June 30, 2026.

Recent Highlights:

•	Revenue of $41.5 million, increased 6% organically, or 12% including acquisitions year-over-year
o	Music Publishing Revenue rose 6% year-over-year
o	Recorded Music Revenue increased 35% year-over-year
•	Operating Income of $5.4 million, decreased 1% year-over-year
•	OIBDA (“Operating Income Before Depreciation & Amortization”) of $13.7 million, an increase of 7% year-over-year
•	Net Loss of ($0.5) million, or $0.00 per share, compared to a net loss of ($0.6) million, or ($0.01) per share in the year-ago period
•	Adjusted EBITDA of $15.7 million, up 13% year-over-year
•	Invested in two new complementary strategic partnerships in Latin music:
o	Announced the acquisition of the catalog of independent Latin label Nacional Records, along with the catalog of its publishing arm, Canciones Nacionales. Reservoir and Nacional also entered a joint venture to sign and develop recording artists and songwriters
o	Entered into a new joint venture with Latin music company TU Publishing to publish all current and future writers signed to the company, as well as catalogs acquired by the company
•	Partnered with U.K. A&R Executive Ollie Hodge to bring his independent label, Some Action, under Reservoir’s label operations via a new joint venture
•	Announced a publishing deal with Grammy Award-winning and multi-Platinum-selling hip-hop icon T.I. that spans his entire publishing catalog and future works
•	Welcomed multi-Platinum global pop songwriter-producer Adam Kapit and alt-pop/rock artist Jarrett Doherty, frontman of Jady, to the roster

Management Commentary:

“We delivered a strong first quarter of fiscal 2027, with robust performance across both our Publishing and Recorded Music segments, underscoring the strength of our portfolio and the continued success of our strategy,” said Golnar Khosrowshahi, Founder and Chief Executive Officer of Reservoir Media. “Whether signing marquee talent such as T.I., expanding our recorded music business with key frontline partners like Some Action, or establishing a stronger foothold in high-growth markets like Latin music, we have demonstrated a commitment to diversifying our business while ensuring we identify partners that share our long-term vision and dedication to creative stewardship. We are encouraged by our recent momentum and remain confident in our ability to execute on attractive opportunities, deepen our global platform, and unlock new value for the remainder of fiscal 2027.”

First Quarter Fiscal 2027 Financial Results

Summary Financials	Q1 FY27	Q1 FY26	Change
Total Revenue	$41.5	$37.2	12%
Music Publishing Revenue	$26.5	$24.9	6%
Recorded Music Revenue	$14.1	$10.4	35%
Operating Income	$5.4	$5.4	(1%)
OIBDA	$13.7	$12.8	7%
Net Loss	$(0.5)	$(0.6)	(21%)
Adjusted EBITDA	$15.7	$13.9	13%
(Table Notes: $ in millions; Quarters ended June 30th; Unaudited)

Total revenue in the first quarter of fiscal 2027 increased 12% to $41.5 million, compared to $37.2 million in the first quarter of fiscal 2026. This increase was driven by a 6% increase in Music Publishing revenue, largely attributable to strong digital and performance revenue, and a 35% increase in Recorded Music revenue, largely attributable to continued growth of digital revenue, as well as synchronization revenue driven by the timing of licenses.

Operating income in the first quarter of fiscal 2027 was $5.4 million compared to operating income of $5.4 million in the first quarter of fiscal 2026. OIBDA in the first quarter of fiscal 2027 increased 7% to $13.7 million, compared to $12.8 million in the prior year’s quarter. Adjusted EBITDA in the first quarter of fiscal 2027 increased 13% to $15.7 million, compared to $13.9 million last year, primarily as a result of an increase of total revenue. See below for calculations and reconciliations of OIBDA and Adjusted EBITDA to operating income and net loss, respectively.

Net loss in the first quarter of fiscal 2027 was ($0.5) million, or $0.00 per share, compared to net loss of ($0.6) million, or ($0.01) per share, in the year-ago quarter. The decrease in net loss was primarily driven by the gain on fair value of swaps, partially offset by the loss on foreign exchange and an increase in interest expense.

First Quarter Fiscal 2027 Segment Review

Music Publishing	Q1 FY27	Q1 FY26	Change
Revenue by Type
Digital	$15.4	$14.3	7%
Performance	$5.6	$4.8	17%
Synchronization	$4.0	$4.2	(3%)
Mechanical	$0.6	$0.6	(7%)
Other	$0.9	$1.1	(12%)
Total Revenue	$26.5	$24.9	6%
OIBDA	$7.8	$7.6	3%
(Table Notes: $ in millions; Quarters ended June 30th; Unaudited)

Music Publishing Revenue in the first quarter of fiscal 2027 was $26.5 million, an increase of 6% compared to $24.9 million in last year’s first quarter. The increase was mainly driven by an increase in digital revenue, primarily due to the acquisition of additional music catalogs and continued growth at music streaming services and an increase in performance revenue driven by hit songs.

In the first quarter of fiscal 2027, Music Publishing OIBDA increased 3% to $7.8 million, compared to $7.6 million in the first quarter of fiscal 2026. Music Publishing OIBDA margin in the first quarter decreased from 30% to 29%. The increase in Music Publishing OIBDA primarily reflects an increase in revenues, partially offset by an increase in administration expenses, and the decrease in OIBDA Margin reflects an increase in administration expenses as percentages of revenues, partially offset by a decrease in cost of revenue as a percentage of revenue.

Recorded Music	Q1 FY27	Q1 FY26	Change
Revenue by Type
Digital	$9.9	$8.0	23%
Physical	$1.7	$1.1	54%
Neighboring Rights	$1.1	$1.1	7%
Synchronization	$1.4	$0.3	NM
Total Revenue	$14.1	$10.4	35%
OIBDA	$6.1	$4.9	26%
(Table Notes: $ in millions; Quarters ended June 30th; Unaudited; NM = Not Meaningful))

Recorded Music Revenue in the first quarter of fiscal 2027 was $14.1 million, an increase of 35% compared to $10.4 million in last year’s first quarter. The increase was driven by an increase in digital revenue, primarily due to the acquisition of additional music catalogs and continued growth at music streaming services, an increase in synchronization revenue driven by the timing of licenses, and an increase in physical due to timing of release schedules.

In the first quarter of fiscal 2027, Recorded Music OIBDA increased 26%, to $6.1 million, compared to $4.9 million in the first quarter of fiscal 2026. Recorded Music OIBDA margin in the first quarter decreased from 46% to 43%. The increase in OIBDA primarily reflects an increase in revenues, while the decrease in OIBDA margin primarily reflects an increase in cost of revenue as a percentage of revenues, partially offset by a decrease in administration expenses as a percentage of revenues.

Balance Sheet and Liquidity

For the three months ended June 30, 2026, cash used in operating activities was ($1.4) million, a decrease of $7.4 million compared to the same period last year, primarily due to the timing of royalty payments and the recoupment of royalty advances.

As of June 30, 2026, Reservoir had cash and cash equivalents of $13.7 million and $85.2 million available for borrowing under its revolving credit facility, for total available liquidity of $98.9 million. Total debt was $462.2 million (net of $2.7 million of deferred financing costs) and Net Debt was $448.5 million (defined as total debt, less cash and equivalents and deferred financing costs). This compares to cash and cash equivalents of $25.9 million and $91.2 million available for borrowing under its revolving credit facility, for total available liquidity of $117.1 million as of March 31, 2026. Total debt was $455.7 million (net of $3.1 million of deferred financing costs) and Net Debt was $429.8 million as of March 31, 2026.

Fiscal Year 2027 Outlook

Reservoir reiterates its previously provided financial outlook range for fiscal year 2027, and expects the financial results for the year ending March 31, 2027, to be as follows:

Outlook	Guidance	Growth (at mid-point)
Revenue	$186M - $191M	7%
Adjusted EBITDA	$75M - $79M	5%

Jim Heindlmeyer, Chief Financial Officer of Reservoir, said, “Our strong first quarter performance was in line with our expectations, driven by top-line growth and disciplined cost containment, and provides a solid foundation for the remainder of fiscal 2027. Our healthy cash flow generation and balance sheet flexibility continues to support strategic investments in new creators, notably in high-growth emerging markets, while maintaining a position of financial strength. We remain on track to achieve our previously issued revenue and adjusted EBITDA guidance for fiscal year 2027.”

Conference Call Information

Reservoir is hosting a conference call for analysts and investors to discuss its financial results for the first quarter for fiscal year ending March 31, 2027 at 10:00 a.m. EDT today, August 4, 2026. The conference call can be accessed via webcast in the Investor Relations section of the Company’s website at https://investors.reservoir-media.com/news-and-events/events-and-presentations.

Interested parties may also participate in the call using the following registration link: Here. Once registered, participants will receive a dial-in number as well as a PIN to enter the event. Participants may re-register for the conference call in the event of a lost dial-in number or PIN. Shortly after the conclusion of the conference call, a replay of the audio webcast will be available in the investor relations section of Reservoir’s website for 30 days after the event.

About Reservoir Media, Inc.

Reservoir is an independent music company based in New York City and with offices in Los Angeles, Nashville, Toronto, London, Abu Dhabi, Mumbai, and Cairo. Reservoir is the first female-founded and led publicly traded independent music company in the U.S. Founded as a family-owned music publisher in 2007, Reservoir represents copyrights and master recordings including titles dating as far back as 1900 and hundreds of #1 releases worldwide. Reservoir frequently holds a Top 10 U.S. Market Share according to Billboard's Publishers Quarterly, was twice named Publisher of the Year by Music Business Worldwide's The A&R Awards and won Independent Publisher of the Year at the 2020 and 2022 Music Week Awards.

Reservoir also represents a multitude of recorded music through Chrysalis Records, Tommy Boy Music, and Philly Groove Records and manages artists through its ventures with Blue Raincoat Music and Big Life Management.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. Forward-looking statements are typically identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “would” and other similar words and expressions. Forward-looking statements in this press release relate to, among other things: Reservoir’s anticipated financial condition, results of operations and performance, expected growth, plans and objectives for future operations, business prospects and market conditions. Forward-looking statements are based on the current expectations and beliefs of management and information currently available to management. These statements are inherently subject to a number of risks, uncertainties and assumptions, many of which are outside of our control and could cause future events or results to be materially different from those stated or implied in this press release, including the risk factors that are described in Reservoir’s Annual Report on Form 10-K for the year ended March 31, 2026 and our other filings with the SEC available on the SEC’s website at www.sec.gov or Reservoir’s website at www.reservoir-media.com. Any forward-looking statement made in this press release speaks only as of the date on which it is made and Reservoir undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Reservoir Media, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Three Months Ended June 30, 2026 versus June 30, 2025
(Unaudited)
(Expressed in U.S. dollars)

	Three Months Ended June 30,
	2026	2025	% Change
Revenues	$41,482,053	$37,164,293	12%
Costs and expenses:
Cost of revenue	14,788,122	13,192,715	12%
Amortization and depreciation	8,295,471	7,313,737	13%
Administration expenses	13,020,086	11,211,147	16%
Total costs and expenses	36,103,679	31,717,599	14%

Operating income	5,378,374	5,446,694	(1)%

Interest expense	(6,905,300)	(6,295,958)
(Loss) gain on foreign exchange	(43,542)	1,095,414
Gain (loss) on fair value of swaps	925,853	(997,165)
Other (expense) income, net	(102,896)	(163,776)
Loss before income taxes	(747,511)	(914,791)
Income tax benefit	(239,125)	(271,066)
Net loss	(508,386)	(643,725)
Net loss attributable to noncontrolling interests	415,275	88,066
Net loss attributable to Reservoir Media, Inc.	$(93,111)	$(555,659)

Loss per common share:
Basic	$-	$(0.01)
Diluted	$-	$(0.01)

Weighted average common shares outstanding:
Basic	65,752,884	65,369,891
Diluted	65,752,884	65,369,891

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2026 versus March 31, 2026

(Unaudited)

(Expressed in U.S. dollars)

	June 30, 2026	March 31, 2026
Assets
Current assets
Cash and cash equivalents	$13,660,380	$25,927,462
Accounts receivable	42,706,945	40,832,075
Current portion of royalty advances	15,999,934	16,368,968
Other current assets	4,938,838	9,409,757
Total current assets	77,306,097	92,538,262

Intangible assets, net	799,847,481	788,740,821
Equity method and other investments	2,704,261	2,830,766
Royalty advances, net of current portion and reserves	56,004,440	54,128,586
Property and equipment, net	803,656	661,986
Operating lease right of use assets, net	7,587,776	7,889,862
Fair value of swap assets	1,993,188	1,356,878
Other assets	2,641,076	1,529,920
Total assets	$948,887,975	$949,677,081

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$3,363,899	$4,116,221
Royalties payable	45,334,589	52,323,565
Accrued payroll	807,728	2,672,350
Deferred revenue	3,755,963	2,472,734
Other current liabilities	5,159,837	3,408,651
Income taxes payable	682,208	547,932
Total current liabilities	59,104,224	65,541,453

Secured line of credit	462,151,603	455,705,468
Deferred tax liability	42,013,356	41,786,064
Operating lease liabilities, net of current portion	7,110,527	7,445,152
Fair value of swap liability	-	289,543
Other liabilities	318,697	345,149
Total liabilities	570,698,407	571,112,829

Contingencies and commitments

Shareholders' Equity
Preferred stock	-	-
Common stock	6,594	6,561
Additional paid-in capital	347,020,691	346,933,189
Retained earnings	31,357,123	31,450,234
Accumulated other comprehensive loss	(624,605)	(670,772)
Total Reservoir Media, Inc. shareholders' equity	377,759,803	377,719,212
Noncontrolling interest	429,765	845,040
Total shareholders' equity	378,189,568	378,564,252
Total liabilities and shareholders' equity	$948,887,975	$949,677,081

Supplemental Disclosures Regarding Non-GAAP Financial Measures

This press release includes certain financial information, such as OIBDA, OIBDA margin, EBITDA, Adjusted EBITDA, and Net Debt, which has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Reservoir’s management uses these non-GAAP financial measures to evaluate Reservoir’s operations, measure its performance and make strategic decisions. Reservoir believes that the use of these non-GAAP financial measures provides useful information to investors and others in understanding Reservoir’s results of operations and trends in the same manner as Reservoir’s management and in evaluating Reservoir’s financial measures as compared to the financial measures of other similar companies, many of which present similar non-GAAP financial measures. However, these non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by Reservoir’s management about which items are excluded or included in determining these non-GAAP financial measures and, therefore, should not be considered as a substitute for net income, operating income or any other operating performance measures calculated in accordance with GAAP. Using such non-GAAP financial measures in isolation to analyze Reservoir’s business would have material limitations because the calculations are based on the subjective determination of Reservoir’s management regarding the nature and classification of events and circumstances. In addition, although other companies in Reservoir’s industry may report measures titled OIBDA, OIBDA margin, Adjusted EBITDA, and Net Debt, or similar measures, such non-GAAP financial measures may be calculated differently from how Reservoir calculates such non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, such non-GAAP financial measures should be considered alongside other financial performance measures and other financial results presented in accordance with GAAP. You can find the reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures in the tables below.

OIBDA

Reservoir evaluates operating performance based on several factors, including its primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (“OIBDA”). Reservoir considers OIBDA to be an important indicator of the operational strengths and performance of its businesses and believes this non-GAAP financial measure provides useful information to investors because it removes the significant impact of amortization from Reservoir’s results of operations. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Reservoir’s businesses and other non-operating income (loss). Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) attributable to us and other measures of financial performance reported in accordance with GAAP. In addition, our definition of OIBDA may differ from similarly titled measures used by other companies. OIBDA Margin is defined as OIBDA as a percentage of revenue.

EBITDA and Adjusted EBITDA

EBITDA is defined as earnings (net income or loss) before net interest expense, income tax (benefit) expense, non-cash depreciation of tangible assets and non-cash amortization of intangible assets and is used by management to measure operating performance of the business. Adjusted EBITDA, in addition to adjusting net income (loss) to exclude income tax expense, interest expense and depreciation and amortization, further adjusts net income (loss) by excluding items or expenses such as, among others, (1) any non-cash charges (including any impairment charges and loss on early extinguishment of debt and to write-down an equity investment to its estimated fair value), (2) any net gain or loss on foreign exchange, (3) any net gain or loss resulting from interest rate swaps, (4) equity-based compensation expense and (5) certain unusual or non-recurring items.

Adjusted EBITDA is a key measure used by Reservoir’s management to understand and evaluate operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. However, certain limitations on the use of Adjusted EBITDA include, among others, (1) it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue for Reservoir’s business, (2) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on Reservoir’s indebtedness and (3) it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments. In particular, Adjusted EBITDA measure adds back certain non-cash, unusual or non-recurring charges that are deducted in calculating net income (loss); however, these are expenses that may recur, vary greatly and are difficult to predict. In addition, Adjusted EBITDA is not the same as net income (loss) or cash flow provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

Net Debt

Reservoir defines Net Debt as total debt, less cash and equivalents and deferred financing costs.

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Operating Income to OIBDA

Three Months Ended June 30, 2026 versus June 30, 2025

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended June 30,
	2026	2025
Revenues	$41,482	$37,164
Cost of revenue	14,788	13,193
Administration expenses	13,020	11,211
OIBDA	13,674	12,760
Amortization and depreciation	8,295	7,314
Operating income	$5,378	$5,447

Reservoir Media, Inc. and Subsidiaries

Music Publishing Segment OIBDA

Three Months Ended June 30, 2026 versus June 30, 2025

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended June 30,
	2026	2025
Revenues	$26,513	$24,933
Cost of revenue	10,475	10,437
Administration expenses	8,267	6,933
OIBDA	$7,771	$7,564

Reservoir Media, Inc. and Subsidiaries

Recorded Music Segment OIBDA

Three Months Ended June 30, 2026 versus June 30, 2025

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended June 30,
	2026	2025
Revenues	$14,100	$10,444
Cost of revenue	4,313	2,756
Administration expenses	3,678	2,834
OIBDA	$6,110	$4,854

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Net Loss to Adjusted EBITDA

Three Months Ended June 30, 2026 versus June 30, 2025

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended June 30,
	2026	2025
Net Loss	$(508)	$(644)
Income Tax Benefit	(239)	(271)
Interest Expense	6,905	6,296
Amortization and Depreciation	8,295	7,314
EBITDA	14,453	12,695
Loss (Gain) on Foreign Exchange(a)	44	(1,095)
(Gain) Loss on Fair Value of Swaps(b)	(926)	997
Non-cash Share-based Compensation(c)	1,820	1,134
Transaction Costs(d)	201	-
Other Expense (Income), Net(e)	103	164
Adjusted EBITDA	$15,695	$13,895

(a)	Reflects the loss or (gain) on foreign exchange fluctuations.
(b)	Reflects the non-cash (gain) or loss on the mark-to-market of interest rate swaps.
(c)	Reflects non-cash share-based compensation expense related to the Reservoir Media, Inc. 2021 Omnibus Incentive Plan.
(d)	Reflects transaction costs primarily professional fees, incurred in connection with structuring associated with certain strategic growth initiatives, the acquisition of Viral Wave, which closed in April 2026, and by the independent special committee (“Special Committee”) of the Company’s Board of Directors. The Special Committee was formed to evaluate the previously disclosed non-binding and unsolicited acquisition proposals received by the Company.
(e)	Reflects Reservoir’s share of losses recorded by equity method investments.

Media Contact

Reservoir Media, Inc.

Suzy Arrabito

Vice President, Marketing & Communications

sa@reservoir-media.com

www.reservoir-media.com

Investor Contact

Alpha IR Group

Jackie Marcus or Nathan Skown

RSVR@alpha-ir.com

Source: Reservoir Media, Inc.

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